Exhibit 99.1 FOR IMMEDIATE RELEASE

Green Plains Appoints Phil Boggs as Chief Financial Officer, Jim Stark to retire from Green Plains

OMAHA, Neb., October 31, 2024 (GLOBE NEWSWIRE) - Green Plains Inc. (NASDAQ:GPRE) today announced that Phil Boggs, EVP Investor Relations & Finance will take over as Chief Financial Officer of Green Plains effective Nov 1, 2024. Jim Stark will retire from Green Plains by the end of the year.

“As part of a predetermined succession planning, Jim became CFO in 2022 with the intent to prepare Phil to take over the position when Jim was ready to retire from Green Plains,” said Todd Becker, President and Chief Executive Officer of Green Plains. “Jim has been an integral part of the leadership team for many years, having served in investor and media relations from 2009 to 2019 and then rejoining the company in 2022. We appreciate Jim’s numerous contributions and leadership over the years and wish him well.”

“Returning for a second time to work at Green Plains has been a great experience for me and I’m grateful for the opportunity to have led the development of the team and the company during that time,” said Jim Stark. “It has been an honor to work with this great group of people who are more than ready to lead. The company is in great financial and strategic shape and I was pleased to have Phil take over for me as I have decided to pursue opportunities outside of public markets in smaller private businesses that more closely match my desire to spend more time with my family and grandchildren.”

Phil Boggs has served in multiple areas of increasing responsibilities since joining the company in 2009, most recently as head of investor relations since 2019 and Treasurer from 2014 to 2021. He will lead all aspects of finance, accounting and investor relations.

“I am excited to announce Phil Boggs’ promotion to CFO,” stated Becker. “His deep experience with the company through his various roles in FP&A and Treasury and having worked on our capital markets transactions and debt issuances have prepared him well for this opportunity. Since leading Investor Relations, he has developed the relationships and credibility with our stakeholders to pick up where Jim left off. He has the experience, leadership, respect of the team and necessary skillset to lead our Finance organization through our next chapter.”

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels and renewable feedstocks for advanced biofuels. Green Plains is an innovative producer of Sequence™ and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. For more information, visit www.gpreinc.com.

Green Plains Inc. Contact
Investors & Media: Devin Mogler | SVP, Corporate and Investor Relations | 402.884.8700 | devin.mogler@gpreinc.com

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